MONUMENT SERIES FUND, INC.

                             MONUMENT INTERNET FUND
                   MONUMENT WASHINGTON REGIONAL GROWTH FUND
             MONUMENT WASHINGTON REGIONAL AGGRESSIVE GROWTH FUND


          STATEMENT OF ADDITIONAL INFORMATION DATED XXXXXX xx, 1999

     This Statement of Additional Information ("SAI") is not a Prospectus. It contains additional information that you should read in conjunction with the prospectus, dated XXXXXX xx,1999 ("Prospectus"), for the Monument Series Fund, Inc. Capitalized terms appearing in this SAI that are not otherwise defined herein have the same meaning given to them in the Prospectus. You may obtain a copy of the Prospectus by writing "Monument Series Fund," c/o Fund Services, Inc., 1500 Forest Avenue, Suite 111, Richmond, VA 23229, or by calling 1-888-420-9950.

TABLE OF CONTENTS
[Update]                                                        PAGE
InvestmentPolicies...........................................................
Potential Risks...............................................................
Investment Restrictions.......................................................
Directors and Officers........................................................
Investment Advisory  and Other  Services......................................
Portfolio Transactions  and  Brokerage........................................
Buying, Redeeming, and Exchanging Shares......................................
Principal Holders of  Securities..............................................
Valuation of Fund Shares......................................................
Additional Information  On  Distributions  and  Taxes.........................
Further Description  of  the  Company's  Shares...............................
The Company's Principal Underwriter...........................................
Performance Information.......................................................
Financial Statements..........................................................
Appendix A: Performance Comparisons...........................................

THE COMPANY. The Company, a Maryland corporation organized on April 7, 1997, is an open-end management investment company. Each of its three Funds is non-diversified. The Company's authorized capital consists of 2 billion shares of common stock with a par value of $0.001 per share. The Company currently offers, on a continuous basis, three series of common stock, namely, the Growth Fund, the Aggressive Growth Fund and the Internet Fund, each of which is currently authorized to issue up to 250 million shares. The Company may offer additional series in the future.

     When issued, shares of each Fund are fully-paid, non-assessable, and have equal rights as to redemption and participation in income dividends, earnings, and assets remaining in liquidation. Shareholders have no preemptive or conversion rights.

                               INVESTMENT POLICIES

     The Prospectus describes the fundamental investment objectives and certain investment policies and restrictions applicable to each Fund. The following is additional information for your consideration.

ILLIQUID AND RESTRICTED SECURITIES. Each Fund may invest up to 15% of its net assets in illiquid securities, including repurchase agreements with maturities in excess of seven days. Subject to this limitation, the Board of Directors has authorized each Fund to invest in restricted securities where such investment is consistent with that Fund's investment objective, and has authorized such securities to be considered liquid to the extent Advisors determines that there is a liquid institutional or other market for such securities -- for example, restricted securities that may be freely transferred among qualified institutional buyers under Rule 144A of the Securities Act of 1933 ("1933 Act"), and for which a liquid institutional market has developed. The Board of Directors will review any determination by Advisors to treat a restricted security as a liquid security on an ongoing basis, including Advisors' assessment of current trading activity and the availability of reliable price information. In determining whether a restricted security is properly considered a liquid security, Advisors and the Board of Directors will take into account the following factors: (1) the frequency of trades and quotes for the security;
(2) the number of dealers willing to buy or sell the security and the number of other potential buyers; (3) dealer undertakings to make a market in the security; (4) the nature of the security and marketplace trades, including the time needed to dispose of the security, the method of soliciting offers, and the mechanics of transfer; and (5) other such factors as Advisors may determine to be relevant.

WRITING CALL OPTIONS. Each Fund may write (sell) covered call options. Covered call options written by a Fund give the holder the right to buy the underlying securities from the Fund at a stated exercise price. A call option written by a Fund is "covered" if the Fund owns the underlying security that is subject to the call or has an absolute and immediate right to acquire that security without additional cash consideration (or for additional cash consideration held in a segregated account by its custodian bank) upon conversion or exchange of other securities held in its portfolio. A call option is also covered if a Fund holds a call on the same security and in the same principal amount as the call written where the exercise price of the call held (a) is equal to or less than the exercise price of the call written or (b) is greater than the exercise price of the call written if the difference is maintained by the Fund in cash and high grade debt securities in a segregated account with its custodian bank.

The premium paid by the buyer of an option will reflect, among other things, the relationship of the exercise price to the market price, the volatility of the underlying security, the remaining term of the option, the existing supply and demand, and the interest rates.

The writer of a call option may have no control over when the underlying securities must be sold because the writer may be assigned an exercise notice at any time prior to the termination of the obligation. Whether or not an option expires unexercised, the writer retains the amount of the premium. This amount may, in the case of a covered call option, be offset by a decline in the market value of the underlying security during the option period. If a call option is exercised, the writer experiences a profit or loss from the sale of the underlying security.

The writer of an option who wishes to terminate his or her obligation may effect a "closing purchase transaction" by buying an option of the same series as the option previously written. The effect of the purchase is that the writer's position will be canceled by the clearing corporation. However, a writer may not effect a closing purchase transaction after being notified of the exercise of an option. There is also no guarantee that a Fund will be able to effect a closing purchase transaction for the options it has written.

Effecting a closing purchase transaction in the case of a written call option will permit a Fund to write another call option on the underlying security with either a different exercise price, expiration date, or both. Effecting a closing purchase transaction will also permit the Fund to use cash or proceeds from the concurrent sale of any securities subject to the option to make other investments. If a Fund desires to sell a particular security from its portfolio on which it has written a call option, it will effect a closing purchase transaction before or at the same time as the sale of the security.

A Fund will realize a profit from a closing purchase transaction if the price of the transaction is less than the premium received from writing the option. A Fund will realize a loss from a closing purchase transaction if the price of the transaction is more than the premium received from writing the option. Because increases in the market price of a call option will generally reflect increases in the market price of the underlying security, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security owned by a Fund.

WRITING COVERED OVER-THE-COUNTER ("OTC") OPTIONS. A Fund may write (sell) covered call options that trade on the OTC market to the same extent that it intends to engage in exchange traded options. Just as with exchange traded options, OTC call options give the holder the right to buy an underlying security from an option writer at a stated exercise price. However, OTC options differ from exchange traded options in certain material respects.

OTC options are arranged directly with dealers and not, as is the case with exchange traded options, through a clearing corporation. Thus, there is a risk of non-performance by the dealer. Because there is no exchange, pricing is typically done by reference to information from market makers. Since OTC options are available for a greater variety of securities and in a wider range of expiration dates and exercise prices, the writer of an OTC option is paid the premium in advance by the dealer.

There can be no assurance that a continuously liquid secondary market will exist for any particular option at any specific time. When a Fund writes an OTC option, it generally can close out that option prior to its expiration only by entering into a closing purchase transaction with the dealer to whom the Fund originally wrote the option.

FUTURES CONTRACTS. Each Fund may buy and sell stock index futures contracts traded on domestic stock exchanges to hedge the value of its portfolio against changes in market conditions. A stock index futures contract is an agreement between two parties to take or make delivery of an amount of cash equal to a specified dollar amount, times the difference between the stock index value at the close of the last trading day of the contract and the price at which the futures contract is originally struck. A stock index futures contract does not involve the physical delivery of the underlying stocks in the index. Although stock index futures contracts call for the actual taking or delivery of cash, in most cases each Fund expects to liquidate its stock index futures positions through offsetting transactions, which may result in a gain or a loss, before cash settlement is required.

A Fund will incur brokerage fees when it purchases and sells stock index futures contracts, and at the time a Fund purchases or sells a stock index futures contract, it must make a good faith deposit known as the "initial margin." Thereafter, a Fund may need to make subsequent deposits, known as "variation margin," to reflect changes in the level of the stock index. A Fund may buy or sell a stock index futures contract so long as the sum of the amount of margin deposits on open positions with respect to all stock index futures contracts does not exceed 5% of the Fund's net assets.

To the extent a Fund enters into a stock index futures contract, it will maintain with its custodian bank (to the extent required by the rules of the SEC) assets in a segregated account to cover its obligations. Such assets may consist of cash, cash equivalents, or high quality debt securities from its portfolio in an amount equal to the difference between the fluctuating market value of such futures contract and the aggregate value of the initial and variation margin payments.

REPURCHASE AGREEMENTS. Each Fund may enter into repurchase agreements. Repurchase agreements allow a Fund to acquire ownership of a debt security which the seller agrees (at the time of the sale) to repurchase at a mutually agreed upon time and price. The security's yield during the Fund's holding period is thus predetermined.

     WARRANTS. Each Fund may invest in warrants. A warrant is a security that gives the holder the right, but not the obligation, to purchase a given number of shares of a particular company at a fixed price within a certain period of time. Warrants generally trade in the open market and may be sold rather than exercised.

                                 POTENTIAL RISKS

OPTIONS AND FUTURES. Although each Fund may write covered call options and purchase and sell stock index futures contracts to hedge against declines in market value of its portfolio securities, the use of these instruments involves certain risks. As the writer of covered call options, a Fund receives a premium but loses any opportunity to profit from an increase in the market price of the underlying securities above the exercise price during the option period. A Fund also retains the risk of loss if the price of the security declines, though the premium received may partially offset such loss.

Although stock index futures contracts may be useful in hedging against adverse changes in the value of a Fund's portfolio securities, they are derivative instruments that are subject to a number of risks. During certain market conditions, purchases and sales of stock index futures contracts may not completely offset a decline or rise in the value of a Fund's Portfolio. In the futures markets, it may not always be possible to execute a buy or sell order at the desired price, or to close out an open position due to market conditions, limits on open positions and/or daily price fluctuations. Changes in the market value of a Fund's portfolio may differ substantially from the changes anticipated by the Fund when it established its hedged positions, and unanticipated price movements in a futures contract may result in a loss substantially greater than a Fund's initial investment in such a contract. Successful use of futures contracts depends upon Advisors' ability to correctly predict movements in the securities markets generally or of a particular segment of a securities market. No assurance can be given that Advisors' judgment in this respect will be correct.

The CFTC and the various exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short position that any person may hold or control in a particular futures contract. Trading limits are imposed on the number of contracts that any person may trade on a particular trading day. An exchange may order the liquidation of positions found to be in violation of these limits and it may impose sanctions or restrictions. These trading and positions limits will not have an adverse impact on a Fund's strategies for hedging its securities.

REPURCHASE AGREEMENTS. Although each Fund will enter into repurchase agreements only with institutions that Advisors believes present minimal credit risks, it is conceivable that a repurchase agreement issuer could seek relief under bankruptcy laws or otherwise default on its obligations under its repurchase agreement. In that event, a Fund could experience both delays in liquidating the underlying securities, and losses including: (1) a possible decline in the value of the underlying security while the Fund seeks to enforce its rights thereto;
(2) possible subnormal levels of income and lack of access to income during this period; (3) a possible loss on the sale of the underlying collateral; and (4) the expense of enforcing its rights.

WARRANTS. The purchaser of a warrant expects the market price of the security underlying the warrant to exceed the purchase price of the warrant plus the exercise price of the warrant, thus yielding a profit. It is possible, however, that the market price of the security underlying a warrant will not exceed the exercise price of the warrant before the expiration date. Consequently, the purchaser of a warrant risks the loss of the entire purchase price. Price movements in the security underlying a warrant are generally not as great as the warrant's price movements. Therefore, the price of a warrant tends to be more volatile and may not correlate exactly to the price of its underlying security.

                             INVESTMENT RESTRICTIONS

The Company has adopted the following restrictions as fundamental policies for each Fund. These restrictions may not be changed for any given Fund without the approval of the lesser of (1) more than 50% of the outstanding voting securities of the Fund or (2) 67% or more of the voting securities present at a shareholder meeting of the Fund if more than 50% of the outstanding voting securities of the Fund are represented at the meeting in person or by proxy. Thus, the investment restrictions of one Fund may be changed without affecting those of the another Fund. Under the restrictions, each Fund MAY NOT:

1. issue senior securities, except to the extent permitted by the 1940 Act, including permitted borrowings;

2. make loans, except for collateralized loans of portfolio securities in an amount not exceeding 33 1/3% of the Fund's total assets (at the time of the most recent loan). This limitation does not apply to purchases of debt securities or to repurchase agreements;

3. borrow money, except for temporary or emergency purposes in an amount not exceeding 33 1/3% of the Fund's total assets (including the amount borrowed) less liabilities (other than borrowings). No Fund will purchase securities when its borrowings exceed 5% of its total assets;

4.   invest  more than 25% of the Fund's  total  assets (at the time of the most recent investment) in any single industry, except in the case of the Internet Fund . This limitation does not apply to investments in obligations of the U.S. Government or any of its agencies or instrumentalities;

5. act as an underwriter, except to the extent that (in connection with the disposition of portfolio securities) the Fund may be deemed to be an underwriter for purposes of the 1933 Act;

6. invest in securities for the purpose of exercising management or control of the issuer, except that each Fund may purchase securities of other investment companies to the extent permitted by the 1940 Act, regulations thereunder, or exemptions therefrom;

7. purchase or sell commodity contracts, except that each Fund may (as appropriate and consistent with its investment objectives and policies) enter into financial futures contracts, options on such futures contracts, forward foreign currency exchange contracts, forward commitments, and repurchase agreements;

8. effect short sales, unless at the time the Fund owns securities equivalent in kind and amount to those sold;

9. purchase or sell real estate or any interest therein, except that each Fund may (as appropriate and consistent with its investment objectives and policies) invest in securities of corporate and governmental entities secured by real estate or marketable interests therein, or securities of issuers that engage in real estate operations or interests therein, and may hold and sell real estate acquired as a result of ownership of such securities; or

10. invest in the securities of other investment companies, except that each Fund may acquire securities of another investment company pursuant to a plan of reorganization, merger, consolidation or acquisition, or except where the Fund would not own, immediately after the acquisition, securities of other investment companies which exceed in the aggregate (1) more than 3% of the issuer's outstanding voting stock, (2) more than 5% of the Fund's total assets, and (3) together with the securities of all other investment companies held by the Fund, exceed, in the aggregate, more than 10% of the Fund's total assets, or except as otherwise permitted by the 1940 Act and the regulations thereunder or exemptions therefrom.

In addition to these fundamental policies, it is the present policy of each Fund (which may be changed without shareholder approval) not to pledge, mortgage or hypothecate its assets as security for loans, nor to engage in joint or joint and several trading accounts in securities, except that it may participate in joint repurchase arrangements, or invest its short-term cash in shares of a money market mutual fund (pursuant to the terms of any order, and any conditions therein, issued by the SEC permitting such investments). It is also the present policy of each Fund not to invest more than 5% of its net assets (valued at the lower of cost or market) in warrants, nor more than 2% of its net assets in warrants not listed on either the New York or American Stock Exchange.

PORTFOLIO TURNOVER. There are no limitations on the length of time that a Fund must hold a portfolio security. A Fund may sell a portfolio security and reinvest the proceeds whenever Advisors deems such action prudent from the viewpoint of a Fund's investment objective. A Fund's annual portfolio turnover rate may vary significantly from year to year. A higher rate of portfolio turnover may result in higher transaction costs, including brokerage commissions. Also, to the extent that higher portfolio turnover results in a higher rate of net realized capital gains to a Fund, the portion of a Fund's distributions constituting taxable capital gains may increase. Monument Advisors does not expect the annual portfolio turnover rates for a Fund to exceed 120%.

                             DIRECTORS AND OFFICERS

The Board of Directors has the responsibility for the overall management of the Company, including general supervision and review of its investment activities.
The Board of Directors also elects the officers of the Company, who are responsible for administering day-to-day operations. Affiliations for the Officers and Board of Directors (including principal occupations for the past five years) are shown below. Members of the Board of Directors who are considered "interested persons" of the Company under the 1940 Act are indicated by an asterisk (*).





                            Positions Held                 Principal Occupations
 Name, Address, and Age    with the Company           During the Past Five Years
 ----------------------    ----------------           --------------------------


*David A. Kugler (39)    Director, President and     President and Director, The
                         Treasurer                   Monument Group, Inc.
                                                     (a holding company),
                                                     4847 Cordell Avenue,
                                                     Suite 290, Bethesda, MD
                                                     20814; 1997-Present;
                                                     President and Director,
                                                     The Monument Funds Group,
                                                     Inc.(a holding company),
                                                     1997-Present; President
                                                     and Director, Monument
                                                     Advisors, Ltd; 1997-Present
                                                     President and Director,
                                                     Monument Distributors,
                                                     Inc., 1997-Present; Account
                                                     Vice President, Paine
                                                     Webber, Inc., 1994-1997;
                                                     Financial Consultant,
                                                     Merrill Lynch & Co.,
                                                     1990-1994V President and
                                                     Director, The Treasurer
                                                     Monument Group, Inc.
                                                     (a holding company),
                                                     1997-Present;

Peter L. Smith (67)     Vice President and           Special Investigator
                        Assistant Secretary          (Senior  Examiner) National
                                                     Association of Securities
                                                     Dealers Regulation
                                                     District
                                                     10 (New  York  City),
                                                     1997-1998;  Senior  Staff
                                                     Accountant, Office of
                                                     Compliance Inspections and
                                                     Examinations, U.S.
                                                     Securities and Exchange
                                                     Commission, Washington,
                                                     D.C., 1974-1997.


Francine F. Carb (41)   Director                     President, Markitects, Inc.
                                                     421 Woodland Circle
                                                     (marketing consulting),
                                                     1994-Present; President,
                                                     Radnor, PA  19087-4640
                                                     Francine Carb & Associates
                                                     (marketing consulting),
                                                     1992-1994

Victor Dates (60)       Director                     Adjunct Professor, Coppin
                                                     State College,1998-Present;
                                                     Assistant; 2107 Carter
                                                     Dale Road, Baltimore,
                                                     MD  21209
                                                     Professor, Howard
                                                     University, 1988-1998.

                              Positions Held with          Principal Occupations
Name, Address, and Age        the Company             During the Past Five Years
----------------------        -----------             --------------------------

George DeBakey (48)           Director                 Director, International
                                                       Operations, International
                                                       1998-Present;
                                                       53303 Marlyn Drive
                                                       Bethesda, MD  20816
                                                       Instructor at American
                                                       University, 1992-1998.

G.Frederic White, III(45)     Director,                Secretary Management
                                                       Consultant (small
                                                       business  management
                                                       consulting), 1985-1997;
                                                       3107 Albemarle Road
                                                       Business Manager, Trinity
                                                       Episcopal, Wilmington,
                                                       DE 19808 Parish,
                                                       1997-Present.

Rhonda
  Wiles-Roberson, J.D (46)    Director                 Principal, RWR Consults
                                                       (business advisors),
                                                       1995-Present; General
                                                       623 Sonata Way
                                                       Counsel, NAPWA Services,
                                                       Inc., Silver Spring, MD
                                                       20901, (pharmaceutical
                                                       company), 1993-1995;
                                                       General Counsel, Calvert
                                                       Group (sponsor of
                                                       investment companies),
                                                       1990-1993


Directors and officers of the Company who are affiliated with Advisors and/or Distributors receive no remuneration from the Company. Each Director who is not an interested person of the Company receives a fee of $2,000 annually, plus an additional fee of $500 per day for attendance at any meeting of the Board of Directors or one of its committees (including any meeting held by telephonic conference). Directors also receive reimbursement for any expenses incurred in attending board and committee meetings. The Board of Directors generally meets quarterly.

In addition, those Directors and officers of the Company who are also shareholders of The Monument Group, Inc., the parent company of Advisors and Distributors, may also receive indirect remuneration by virtue of their indirect interests in Advisors and Distributors, respectively.

Director White provided business consultation services to Monument Advisors on two limited projects in 1997 for compensation totaling less than $1,500.

COMMITTEES ESTABLISHED BY THE BOARD OF DIRECTORS.

The Company has an Audit Committee, an Executive Committee, a Pricing and Investment Committee, and a Nominating Committee. The duties of these four Committees and their present membership are as follows:

AUDIT COMMITTEE: The Audit Committee assists the Board of Directors in fulfilling its responsibilities for the Company's accounting and financial reporting practices, and acts as a liaison between the Board of Directors and Deloitte & Touche LLP, the Company's independent public accountant. Directors Carb, Dates, DeBakey, White, and Wiles-Roberson are members of the Audit Committee.

EXECUTIVE COMMITTEE: The Executive Committee may exercise its powers during those intervals between meetings of the full Board of Directors. The Executive Committee possesses all of the powers of the Board of Directors in the management of the Company except as to those matters that specifically require action by the Board of Directors. Directors Kugler and Wiles-Roberson are members of the Executive Committee.

PRICING AND INVESTMENT COMMITTEE: The Pricing and Investment Committee determines in good faith a fair value for any of the Company's portfolio investments that do not have a readily available market quotation or sales price. The Committee then presents such valuations and the basis therefor at the next meeting of the Board of Directors for their good faith confirmation or change. Director Kugler is a member of the Pricing and Investment Committee. Alexander Cheung, am employee of Monument Advisors, is also a member of the Pricing and Investment Committee.

NOMINATING COMMITTEE: The Nominating Committee nominates candidates for election to the Board of Directors, whether such candidates be interested or non-interested persons of the Company. Directors Carb, Dates, DeBakey, White, and Wiles-Roberson are members of the Nominating Committee.

                    INVESTMENT ADVISORY AND OTHER SERVICES

ADVISORY AGREEMENT. Pursuant to the Advisory Agreement, Advisors provides the following services to each Fund: (1) furnishing an investment program ((a) determining what investments a Fund should purchase, hold, sell, or exchange;
(b) determining the manner in which to exercise any voting rights, rights to consent to corporate action, or other rights pertaining to a Fund's investment securities; (c)rendering regular reports to the Company regarding the decisions that it has made with respect to the investment of the assets of each Fund and the purchase and sale of its investment securities (including the reasons for such decisions, the extent to which it has implemented such decisions, and the manner in which it has exercised any voting rights, rights to consent to corporate action, or other rights pertaining to a Fund's investment securities);
(d) placing orders for the execution of each Fund's securities transactions (in accordance with any applicable directions from the Board of Directors) and rendering certain reports to the Company regarding brokerage business placed by Advisors; (e) using its best efforts to recapture all available tender offer solicitation fees in connection with tenders of the securities of any Fund, and any similar payments; (4) advising the Board of Directors of any fees or payments of whatever type that it may be possible for Advisors or an affiliate thereof to receive in connection with the purchase or sale of investment securities for any Fund; (5) assisting the Custodian with the valuation of the securities of each Fund, and in calculating the net asset value of each Fund; (6) providing assistance to the Company with respect to the Company's registration statement, regulatory reports, periodic reports to shareholders and other documents (including tax returns), required by applicable law; (7) providing assistance to the Company with respect to the development, implementation, maintenance, and monitoring of a compliance program; and (8) furnishing, at its own expense, adequate facilities and personnel for the Directors and officers of the Company to manage the Company's affairs.

Under the Advisory Agreement, the advisory fee for each Fund is payable at the end of each calendar month, determined by applying the annual rates as set out in the Prospectus to the average daily net assets of each Fund.

The Advisory Agreement for both the Washington Regional Growth Fund and the Washington Regional Aggressive Growth Fund was approved by the Board of Directors on October 27, 1997. The Advisory Agreement for the Internet Fund was approved by the Board of Directors on June 30, 1998. Each agreement was subsequently approved by the initial shareholder of each Fund, following his investment of each Fund's initial capitalization. The Advisory Agreements will remain in effect for two years from the date of their execution and will continue in effect from year to year as long as its continuance is specifically approved at least annually by a vote of the Board of Directors (on behalf of each Fund) or by a vote of the holders of a majority of each Fund's outstanding voting securities (as defined by the 1940 Act). In either case, the vote must be cast by a majority of Board members who are not interested persons or Advisors of the Company (other than as members of the Board of Directors). Voting must occur in person at a meeting specifically called for that purpose. The Advisory Agreement may be terminated without penalty at any time by the Board of Directors or Advisors. With respect to an individual Fund, the Advisory Agreement may be terminated by a vote of a majority of the Fund's shareholders. Termination either occurs on 60 days' written notice, or automatically in the event of an assignment of the agreement, as defined in the 1940 Act.



                         PRINCIPAL HOLDERS OF SECURITIES


As of January 31, 1999, Samuel M. Hunn of 7909 Hermitage Road, Richmond, Virginia, 23228, has controlled the Growth Fund by virtue of his ownership of 51.804% of its shares. Mr. Hunn also owns 5.413% of the Aggressive Growth Fund.

As of January 31, 1999, Mr. David A. Kugler of 9616 Glencrest Lane, Kensington, Maryland has had beneficial ownership of 6.67% of the Growth Fund and 8.437% of the Aggressive Growth Fund. As of that date, Mr. Kugler has also owned, of record, 2.466% of the shares of the Growth Fund, and 3.11% of the shares of the Aggressive Growth Fund. The remainder of Mr. Kugler's beneficial ownership of the shares of each Fund (4.217% of the shares of the Growth Fund, and 5.327% of the shares of the Aggressive Growth Fund) was due to his ownership interests in The Monument Group, Inc.

As of January 31, 1999, Herbert Klein, III, of 1081 Carriage Hills Parkway, Annapolis, Maryland, had beneficial ownership of 5.173% of the shares of the Growth Fund and 6.532% of the shares of the Aggressive Growth Fund.

As of January 31, 1999, The Monument Group, Inc., located at 4847 Cordell Avenue, Suite 290, Bethesda, Maryland 20814, owned, of record, 4.4% of the shares of the Growth Fund and 5.608% of the shares of the Aggressive Growth Fund. As of that date, ownership interests in The Monument Group, Inc. have been held exclusively by Mr. Kugler and Mr. Klein.

In addition to the foregoing, as of January 31, 1999, had varying percentages of ownership (both of record and beneficial) of shares of the Aggressive Growth Fund (addresses supplied): (1) Florence Cheung (430 Jean Way, King of Prussia, Pennsylvania, 19406) 12.110%; (2) Frederick Siewers, Jr. (606 Chandler Circle, Richmond, Virginia, 23229) 5.922%; (3) Ron Miller Associates, Inc. Profit Sharing Plan and Trust (10500 Rockville Pike #501, Rockville, Maryland, 20852) 6.201%; and (4) Malvin Stern and Karen Olsen (18 Bucks Meadow Lane, Newtown, Pennsylvania, 18940) 6.079% (shares held jointly).

As of January 31, 1999, the Company's Directors and officers, as a group, had beneficial ownership of 6.9% of the shares of the Growth Fund, 6.5% of the shares of the Aggressive Growth Fund and less than 1% of the Internet Fund.

INVESTMENT ADVISOR. Monument Advisors, located at 4847 Cordell Avenue, Suite 290, Bethesda, Maryland 20814, is a wholly-owned subsidiary of The Monument Group, Inc., which in turn is principally owned and controlled by David A. Kugler, President of Advisors, and President of the Company. David A. Kugler is an affiliate of the Company and Monument Advisors. Monument Advisors is a recently organized company that also manages the portfolio investments of qualified individuals, retirement plans, and trusts. As of January 31, 1999, Advisors managed or supervised in excess of $20 million in assets.

     Pursuant to the Advisory Agreement with the Company, Advisors receives a monthly fee from each Fund. This fee is calculated as an annualized rate of 1.00% of the monthly average net assets of each Fund through $50 million; 0.75% of the monthly average net assets between $50 and $100 million; and 0.625% of the monthly average net assets exceeding $100 million.

Monument Advisors serves as the investment advisor to each Fund pursuant to an investment advisory agreement, dated October 30, 1997 ("Advisory Agreement"). Subject to the supervision of the Board of Directors, Advisors is responsible under the Advisory Agreement for selecting and managing each Fund's portfolio investments in accordance with each Fund's investment objective, policies and restrictions. Advisors also is responsible for placing orders for the purchase and sale of each Fund's investments with broker-dealers selected by Advisors. In addition, pursuant to the Advisory Agreement, Advisors provides overall management of the Company's business affairs. Under the Advisory Agreement, Advisors has, among other things, agreed to render regular reports to the Board of Directors regarding its investment decisions and brokerage allocation practices for each Fund , to assist each Fund's custodian in valuing portfolio securities and computing each Fund's net asset value, and to furnish each Fund with the assistance, cooperation, and information necessary for the Fund to meet various legal requirements regarding registration and reporting.


PRINCIPAL UNDERWRITER. Monument Distributors, located at 4847 Cordell Avenue, Suite 290, Bethesda, Maryland 20814, is a wholly-owned subsidiary of The Monument Group, Inc. Monument Advisors, and serves as the principal underwriter of each Fund. David A. Kugler is an affiliate of the Company and Monument Distributors.

Pursuant  to  a  distribution  agreement  ("Distribution  Agreement"),  Monument
Distributors has agreed to use its best efforts as principal underwriter to promote the sale of each Fund's shares in a continuous public offering. On October 27, 1997, the Distribution Agreement (dated November 27, 1997) was approved as to each Fund by the Board of Directors. The Distribution Agreement is in effect for two years from the date of its execution and will continue to be in effect thereafter if approved annually by a vote of the Board of Directors, or by a vote of the holders of a majority of the Company's outstanding voting securities. In either case, votes must be cast by a majority of Board members who are not parties to the Distribution Agreement or interested persons of any such party (other than as members of the Board of Directors). Votes must also be cast in person at a meeting called specifically for that purpose. The Distribution Agreement terminates automatically in the event of its assignment and may be terminated by either party on 60 days' written notice.

Monument Distributors pays the expenses of distributing the Company's shares, including advertising expenses and the cost of printing sales materials and prospectuses. The Company pays the expenses of preparing and printing amendments to its registration statements and prospectuses (other than those necessitated by the activities of Monument Distributors) and of sending prospectuses to existing shareholders.

For its services, Monument Distributors receives a commission for the sale of each Fund's shares (in the amount set forth, and as described, in the Prospectus).

PLAN OF DISTRIBUTION. The Board of Directors has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan").

RULE 12b-1 PLAN. The Board of Directors, on behalf of the Washington Regional Growth Fund and the Washington Regional Aggressive Growth Fund, unanimously approved a Plan of Distribution pursuant to Rule 12b-1 ("Plan") on October 27, 1997. A Plan of Distribution was approved on behalf of the Internet Fund on June 30, 1998.

Pursuant to these Distribution Plans, Monument Distributors is entitled to receive a 12b-1 fee for certain activities and expenses that are intended to result in the sale of Fund shares. The Board of Directors adopted the Distribution Plan in hopes of increasing the sale of each Fund's shares lowering overall Fund expenses through economies of scale. The Plan is in effect for an initial one year period, and will remain in effect provided that the Board of Directors (including a majority of Rule 12b-1 Directors described below) approves its continuance by votes cast in person at an annual meeting called for that purpose. Rule 12b-1 Directors include those Directors who are not interested persons of the Company, and who have no direct or indirect financial interest in the operation of the Plan or any related agreements.

Pursuant to the Plan, each Fund may finance any activity or expense that is intended primarily to result in the sale of its shares. Under the Plan, each Fund may pay a fee ("12b-1 fee") to Distributors up to a maximum of 0.50%, on an annualized basis, of its average daily net assets. The Company may pay the 12b-1 fee for activities and expenses borne in the past in connection with its shares as to which no 12b-1 fee was paid because of the maximum limitation.

The activities and expenses financed by the 12b-1 fee may include, but are not limited to: (1) compensation for expenses (including overhead and telephone expenses) incurred by employees of Distributors who engage in the distribution of the shares of each Fund; (2) printing and mailing of prospectuses, statements of additional information, and periodic reports to prospective shareholders of each Fund; (3) expenses relating to the development, preparation, printing, and mailing of advertisements, sales literature, and other promotional materials describing and/or relating to each Fund; (4) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of the shares of each Fund; (5) expenses of holding seminars and sales meetings designed to promote the distribution of the shares of each Fund; (6) expenses of obtaining information and providing explanations to prospective shareholders of each Fund regarding its investment objectives and policies and other information pertaining to it, including its performance; (7) expenses of training sales personnel offering and selling each Fund's shares; and (8) expenses of personal services and/or maintenance of shareholder accounts with respect to the shares of each Fund.

A majority of Rule 12b-1 Directors must approve material amendments to the Plan. In addition, the amount payable by a Fund under the Plan may not materially increase without the approval of a majority of the outstanding voting securities of that Fund. With respect to each individual, the Plan may be terminated at any time by a majority of Rule 12b-1 Directors or by a majority of the outstanding voting securities of that Fund.


     CUSTODIAN, ACCOUNTING AGENT AND TRANSFER AGENT. Star Bank, N.A. located at 425 Walnut Street, Cincinnati, Ohio 45202, Star Bank, N.A. acts as custodian of the assets of each Fund, including securities and cash received in connection with the purchase of Fund shares. The custodian does not participate in decisions relating to the purchase and sale of portfolio securities. Commonwealth Fund Accounting, Inc., 1500 Forest Avenue, Suite 111, Richmond, VA 23229, serves as an investment accounting agent for each Fund's portfolio securities and other assets. Fund Services, Inc., 1500 Forest Avenue, Suite 111, Richmond, VA 23229, serves as the transfer agent and dividend dispersing agent for each Fund.

FUND ADMINISTRATION. Pursuant to an Administrative Services Agreement with the Company dated October 20, 1998 (the "Administrative Agreement"), Commonwealth Shareholder Services, Inc. ("CSS"), 1500 Forest Avenue, Suite 223, Richmond, Virginia 23229 serves as administrator of the Fund and supervises all aspects of the operation of the Fund except those performed by the Investment Advisor. CSS provides certain administrative services and facilities for the Fund, including preparing and maintaining certain books, records, and monitoring compliance with state and federal regulatory requirements. As administrator, CSS receives an asset-based administrative fee, computed daily and paid monthly, at the annual rate of 0.20% subject to a minimum amount of $18,000 per year for a period of two years from the date of the Administrative Agreement. CSS receives an hourly rate, plus certain out-of-pocket expenses, for shareholder servicing and state securities law matters.

INDEPENDENT PUBLIC ACCOUNTANT. Deloitte & Touche LLP, located at University Square, 117 Campus Drive, Princeton, New Jersey 08540, serves as the Company's independent public accountant.

PORTFOLIO TRANSACTIONS AND BROKERAGE

Advisors, pursuant to the Advisory Agreement and subject to the general control of the Board of Directors, places all orders for the purchase and sale of securities of each Fund. In executing portfolio transactions and selecting brokers and dealers, it is the Company's policy to seek the best combination of price and execution ("best execution") available. Advisors will consider such factors as it deems relevant, including the extent of the security market, the financial condition and execution capability of the broker-dealer, and the reasonableness of any commission.

In the allocation of brokerage business used to purchase securities for a Fund, Advisors may give preference to those broker-dealers who provide brokerage, research, or other services to Advisors as long as there is no sacrifice in obtaining best execution. Such services may include the following: (1) advice concerning the value of securities (the advisability of investing in, purchasing, or selling securities, and the availability of securities or the purchasers or sellers of securities); (2) analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and performance of accounts; and (3) various functions incidental to effecting securities transactions, such as clearance and settlement. Research generated by broker-dealers who execute transactions on behalf of the Company may be useful to Advisors in rendering investment management services to other clients (including affiliates of Advisors). Conversely, such research provided by broker-dealers who have executed transaction orders on behalf of other clients may be useful to Advisors in carrying out its obligations to the Company. While such research may be used by Advisors in providing investment advice to all its clients (including affiliates of Advisors), not all of it may be used by Advisors for the benefit of the Company. Such research and services will be in addition to and not in lieu of research and services provided by Advisors, and the expenses of Advisors will not necessarily be reduced by the receipt of supplemental research.

When portfolio transactions are executed on a securities exchange, the amount of commission paid by a Fund is negotiated between Advisors and the broker executing the transaction. Advisors will ordinarily place orders to buy and sell over-the-counter securities on a principal rather than agency basis with a principal market maker unless, in the opinion of Advisors, a better price and execution can otherwise be obtained. Purchases of portfolio securities from underwriters will include a commission or concession paid by the issuer to the underwriter, and purchases from dealers will include a spread between the bid and ask price. Occasionally, securities may be purchased directly from the issuer, which does not involve the payment of commissions.

Monument Advisors may sometimes receive certain fees when a Fund tenders portfolio securities pursuant to a tender offer solicitation. As a means of recapturing brokerage for the benefit of such Fund, any portfolio securities tendered by the Fund will be tendered through Advisors if it is legally permissible to do so. The next advisory fee payable to Advisors will be reduced by the cash amount received by Advisors, less any costs and expenses incurred in connection with the tender.

Securities of the same issuer may be purchased, held, or sold at the same time by the Company for any of its Funds, or by other accounts or companies for which Advisors provides investment advice (including affiliates of Advisors). On occasions when Advisors deems the purchase or sale of a security to be in the best interest of the Company, as well as Advisors' other clients, Advisors, to the extent permitted by applicable laws and regulations, may aggregate such securities to be sold or purchased for the Company with those to be sold or purchased for other customers in order to obtain best execution and lower brokerage commissions (if any). In such event, Advisors will allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner it considers to be most equitable and consistent with its fiduciary obligations to all customers, including the Company. In some instances, this procedure may impact the price and size of the position obtainable for the Company.



     VOTING. Shares of each Fund have equal voting rights, except that shareholders of each Fund will vote separately on matters affecting only that Fund. Fractional shares have proportionately the same rights as do full shares. The voting rights of each Fund's shares are non-cumulative, which means that the holders of more than 50% of the shares of the Funds voting for the election of Directors have the ability to elect all of the Directors, with the result that the holders of the remaining voting shares will not be able to elect any Director.

     The Company does not intend to hold annual shareholder meetings, though it may, from time to time, hold special meetings of Fund shareholders, as required by applicable law. The Board of Directors, in its discretion, as well as the holders of at least 10% of the outstanding shares of a Fund, may also call a shareholders meeting. The federal securities laws require that the Funds help you communicate with other shareholders in connection with the election or removal of members of the Board.

FURTHER DESCRIPTION OF THE COMPANY'S SHARES

VOTING RIGHTS. According to the Company's By-Laws, and under Maryland law, an annual shareholder meeting need not be held in any year in which Directors must be elected (as dictated by the 1940 Act). On any matter submitted to the shareholders, each shareholder is entitled to one vote per share (with proportionate voting for fractional shares) regardless of the relative NAV of the Fund's shares. On matters affecting one Fund differently from the another Fund, a separate vote of the shareholders of that Fund is required. Shareholders of a Fund are not entitled to vote on any matter that does not affect that Fund. Shares do not have cumulative voting rights. In other words, holders of more than 50% of the shares elect 100% of the Board of Directors, while the holders of less than 50% of the shares may not elect any person as a Director. Shareholders of a particular Fund may have the power to elect all of the Company's Directors if that Fund has a majority of the total outstanding shares of the Company.

DIVIDEND RIGHTS. Income dividends and capital gain distributions on shares of a particular Fund may be paid with such frequency as the Board of Directors determines. This may occur daily, or with such frequency as the Board of Directors determines by resolution. Dividends and distributions may be paid to shareholders of a particular Fund from the income and capital gains, accrued or realized, attributable to the assets belonging to that Fund, after the Board of Directors provides for the Fund's actual and accrued liabilities. All dividends and distributions on shares of a particular series or class will be distributed pro rata to the shareholders in proportion to the number of shares held by them on the date and time of record established for the payment of such dividends or distributions. The Board of Directors may declare and distribute a stock dividend to shareholders of Fund through the distribution of shares of another Fund.

LIQUIDATION RIGHTS. In the event of the liquidation of a Fund, the shareholders of that Fund will be entitled to receive (when and as declared by the Board of Directors) any of a Fund's assets that are in excess of its liabilities. The shareholders of one Fund will therefore not be entitled to any distribution upon liquidation of another Fund. The assets distributed to the shareholders of a Fund will be in proportion to the number of shares of that Fund held by each shareholder as recorded on the Company books. The liquidation of any particular Fund in which there are outstanding shares may be authorized by an instrument in writing signed by a majority of the Directors then in office, subject to the affirmative vote of "a majority of the outstanding voting securities" of that Fund, as the quoted phrase is defined in the 1940 Act.

PRE-EMPTIVE, CONVERSION, AND TRANSFER RIGHTS. When issued, each Fund's shares are fully paid, non-assessable, have no pre-emptive or subscription rights, and are fully transferable (the Board of Directors may, however, adopt lawful rules and regulations with reference to the method of transfer). Subject to the 1940 Act, the Board of Directors has the authority to allow a shareholder the option of exchanging his or her shares for shares of the another Fund in accordance with such requirements and procedures as the Board of Directors may establish.

BUYING, REDEEMING, AND EXCHANGING SHARES

ADDITIONAL INFORMATION ON BUYING SHARES. The Company currently offers shares of the Funds through advertisements and mailings. In the future, shares will be offered on the Internet. When you buy shares, if you submit a check or a draft that is returned unpaid to the Company we may impose a $50 charge against your account for each returned item.

REINVESTMENT DATE. Fund shares acquired through the reinvestment of dividends will be purchased at the Fund's net asset value, as determined on the business day following the dividend record date (sometimes known as the "ex-dividend date"). The processing date for the reinvestment of dividends may vary and does not affect the amount or value of the shares acquired.

ADDITIONAL INFORMATION ON REDEEMING SHARES: REDEMPTIONS IN KIND. The Company, on behalf of the Funds, will pay in cash (by check) all requests for redemption by any shareholder of record of a Fund. The amount is limited, however, during any 90-day period, to the lesser of $250,000 or 1% of the value of a Fund's net assets at the beginning of the 90-day period. This commitment is irrevocable without the prior permission of the SEC. If redemption requests exceed these amounts, the Board of Directors reserves the right to make payments in whole or in part using securities or other assets of a Fund (if there is an emergency, or if a cash payment would be detrimental to the existing shareholders of the
Fund). In these circumstances, the securities distributed would be valued at the price used to compute the Fund's net assets and you may incur brokerage fees as a result of converting the securities to cash. The Company does not intend to redeem illiquid securities in kind. If this happens, however, you may not be able to recover your investment in a timely manner.

ADDITIONAL INFORMATION ON EXCHANGING SHARES. If you request the exchange of the total value of your account from one Fund to another, we will reinvest any declared but unpaid income dividends and capital gain distributions in the new Fund at its net asset value. Backup withholding and information reporting may apply. Information regarding the possible tax consequences of an exchange appears in the tax section in this SAI.

If a substantial number of shareholders sell their shares of a Fund under the exchange privilege, within a short period, the Fund may have to sell portfolio securities that it would otherwise have held, thus incurring additional transactional costs. Increased use of the exchange privilege may also result in periodic large inflows of money. If this occurs, it is each Fund's general policy to initially invest in short-term, interest-bearing money market instruments. However, if Advisors believes that attractive investment opportunities (consistent with a Fund's investment objective and policies) exist immediately, then it will invest such money in portfolio securities in as orderly a manner as is possible.

The proceeds from the sale of shares of each Fund may not be available until the third business day following the sale. The Fund you are seeking to exchange into may also delay issuing shares until that third business day. The sale of Fund shares to complete an exchange will be effected at net asset value of the Fund next computed after your request for exchange is received in proper form. See "Buying, Redeeming, and Exchanging Shares" in the Prospectus.

ADDITIONAL INFORMATION ON SALES CHARGES. As described in the Prospectus, the offering price of each Fund's shares is based on that Fund's NAV per share, plus an initial sales charge that is paid to Monument Distributors. See "Public Offering Price," "Redemption Price," and "Net Asset Value" in the Prospectus. Initial sales charges do not apply to certain classes of persons or transactions, as described in "Waiver of Sales Charges" in the Prospectus. The reason for the waiver of sales charges in these situations is that they do not involve the same level of expenses that are associated with the sale of Fund shares to the general public. In addition, as shown in the table under "Public Offering Price" in the Prospectus, initial sales charges decline as the amount of Fund shares purchased increases to reflect certain economies of scale in the selling effort associated with larger purchases.

GENERAL INFORMATION. We will consider dividend and capital gain distribution checks that the U.S. Postal Service returns marked "unable to forward" as a request by you to change your dividend option to reinvest all distributions. We will reinvest the proceeds in additional shares at the net asset value of the applicable Fund(s) until we receive new instructions.

If mail is returned as undeliverable or we are unable to locate you or verify your current mailing address, we may deduct, from your account, the costs of our efforts to find you. These costs may include a percentage of the account when a search company charges a percentage fee in exchange for its location services.

All checks, drafts, wires and any other available payment mediums that you use buy or sell shares of a Fund must be denominated in U.S. dollars. We may, in our sole discretion, either (a) reject any order to buy or sell shares denominated in any other currency or (b) honor the transaction or make adjustments to your account for the transaction as of a date and with a foreign currency exchange factor determined by the drawee bank.

                            VALUATION OF FUND SHARES

For the purpose of determining the aggregate net assets of a Fund, cash and receivables are valued at their realizable amounts. Interest is recorded as accrued and dividends are recorded on the ex-dividend date. Portfolio securities listed on a securities exchange or on the NASDAQ National Market System (for which market quotations are readily available) are valued at the last quoted sale price of the day, or if there is no such reported sale, at the mean between the closing bid and asked prices on that day. Over-the-counter portfolio securities (other than securities reported on the NASDAQ National Market System) are valued at the mean between the last bid and asked prices based upon quotes furnished by market makers for such securities. Portfolio securities that are traded both on the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market as determined by Advisors. Exchange listed convertible debt securities are valued at the mean between the last bid and asked prices obtained from broker-dealers or a comparable alternative, such as Bloomberg or Telerate.

Portfolio securities underlying actively traded call options are valued at their market price as determined above. The current market value of any option held by a Fund is its last sale price on the relevant exchange prior to the time when assets are valued. Lacking any sales that day or if the last sale price is outside the bid and asked prices, options are valued within the range of the current closing bid and asked prices if the valuation is believed to fairly reflect the contract's market value.

In most cases, trading in corporate bonds, U.S. government securities, and money market instruments is substantially completed each day at various times before the scheduled close of the Exchange. The values used in computing the net asset value of each Fund is determined as of those times. Occasionally, events which affect the values of these securities occur between the times they are determined and the scheduled close of the Exchange and are therefore not reflected in the computation of the net asset value of a Fund. If events materially affecting the values of these securities occur during this period, the securities will be valued at their fair value as determined in good faith by the Board of Directors.

Securities for which market quotations are readily available are valued at the current market price, which may be obtained from a pricing service. In this case, the security's is based on a variety of factors including recent trades, institutional size trading in similar types of securities (considering yield, risk, and maturity) and/or developments related to specific issues. Securities and other assets for which market prices are not readily available are valued at fair value as determined by procedures approved by the Board of Directors. With the Board's approval, a Fund may utilize a pricing service to perform any of the above described functions.

ADDITIONAL INFORMATION ON DISTRIBUTIONS AND TAXES

DISTRIBUTIONS.  You may receive two types of distributions from a Fund:

1. Income dividends. Each Fund receives income in the form of dividends, interest, and other investment-derived income. The total income, less expenses incurred in the Fund's operation, is its net investment income, from which income dividends may be distributed. Thus, the amount of dividends paid per share may vary with each distribution.

2. Capital gain distributions. The Funds may derive capital gains or losses in connection with sales or other dispositions of their portfolio securities. Distributions derived from net short-term and net long-term capital gains (after taking into account any capital loss carry forward or post-October loss deferral) may be made annually in December, and reflect any net short-term and net long-term capital gains realized by the Fund as of October 31 of the current fiscal year as well as any undistributed capital gains from the prior fiscal year. Each Fund may make more than one capital gain distribution in any year or adjust the timing of these distributions for operational or other reasons.

TAXES. Each Fund has elected to be treated as a regulated investment company under Subchapter M of the Code. The Board of Directors reserves the right to alter a Fund's qualified status as a regulated investment company if this is deemed more beneficial to the shareholders. If the Board elected to take such action, that individual Fund would be subject to federal and possibly state corporate taxes on its taxable income and gains. In either case, distributions to shareholders are taxable to the extent of the Fund's available earnings and profits.

In addition to the limitations discussed below, all or a portion of the income dividends paid by a Fund may be treated by corporate shareholders as qualifying dividends for purposes of the dividends received deduction under federal income tax law. If the aggregate qualifying dividends received by a Fund (generally dividends from U.S. domestic corporations stock which is not debt-financed by the Fund and is held for a minimum period) is less than 100% of its distributable income, then the amount of income dividends paid to corporate shareholders which is eligible for such deduction may not exceed the aggregate amount of qualifying dividends received by the Fund for the taxable year. The amount or percentage of income qualifying for the corporate dividends-received deduction will be declared by each Fund in the Company's annual report to shareholders.

Corporate shareholders should note that income dividends and distributions paid by a Fund from sources other than the qualifying dividends it receives will not qualify for the dividends-received deduction. For example, any interest income and net short-term capital gain (in excess of any net long-term capital loss or capital loss carryover) included in investment company taxable income and distributed by a Fund as a dividend will not qualify for the dividends-received deduction. Corporate shareholders should also note that the availability of the corporate dividends-received deduction is subject to certain restrictions. For example, the deduction is eliminated unless Fund shares have been held (or deemed held) for more than 45 days in a substantially unhedged manner. The dividends-received deduction may also be reduced to the extent interest paid or accrued by a corporate shareholder is directly attributable to its investment in shares of a Fund. Corporate shareholders whose investment in a Fund is "debt-financed" for tax purposes should consult with their tax advisors concerning the availability of the dividends-received deduction. The entire income dividend and capital gain distribution, including the portion which is treated as a deduction, may be included in the tax base on which the alternative minimum tax is computed. Under certain circumstances, this may also result in a reduction in the shareholder's tax basis in its Fund shares, if the shares have been held for less than two years.

The Code requires each Fund to distribute at least 98% of its taxable ordinary income earned during the calendar year, and at least 98% of its capital gain net income earned during the 12 month period ending October 31 of each year (in addition to amounts from the prior year that were neither distributed nor taxed to the Fund). These amounts must be distributed to you by December 31 of each year in order to avoid the imposition of a federal excise tax. For tax purposes, under these rules those capital gain distributions that are declared in October, November, or December but for operational reasons may not be paid to you until the following January, will be treated as if paid by the Fund and received by you on December 31 of the calendar year in which they are declared. Each Fund intends as a matter of policy to declare any such capital gain distributions in December and to pay them in either December or January in order to avoid the imposition of this tax. Each Fund does not guarantee, however, that its capital gain distributions will be sufficient to avoid any or all federal excise taxes.

For federal and state income tax purposes, redemptions of a Fund's shares and exchanges of shares of one Fund for those of another. For most shareholders, gain or loss will be an amount equal to the difference between the shareholder's basis in the shares and the amount realized from the transaction, subject to the rules described below. If such shares are a capital asset in the hands of the shareholder, gain or loss will be capital gain or loss and will be long-term for federal income tax purposes if the shares have been held for more than one year.

All or a portion of a loss realized upon a redemption of shares of a Fund will be disallowed to the extent that other shares of the Fund are purchased (through reinvestment of income dividends, capital gain distributions or otherwise) within 30 days before or after such redemption. Any loss disallowed under these rules will be added to the tax basis of the shares repurchased. All or a portion of the sales charge incurred in buying shares of a Fund will not be included in the federal tax basis of any of such shares sold or exchanged within 90 days of their purchase (for purposes of determining gain or loss with respect to such shares) if the sales proceeds are reinvested in another Fund of the Company and a sales charge which would otherwise apply to the reinvestment is reduced or eliminated. Any portion of such sales charge excluded from the tax basis of the shares sold will be added to the tax basis of the shares acquired in the reinvestment. You should consult with your tax advisor concerning the tax rules applicable to the redemption or exchange of a Fund's shares.

A Fund's investment in options and futures contracts, including any stock options, stock index options, stock index futures, and options on stock index futures are subject to many complex and special tax rules. For example, OTC options on debt securities and equity options, including options on stock and on narrow-based stock indexes, will be subject to tax under Section 1234 of the Code, generally producing a long-term or short-term capital gain or loss upon exercise, lapse, or closing out of the option or sale of the underlying stock or security. By contrast, a Fund's treatment of certain other options, futures, and forward contracts entered into by a Fund is generally governed by Section 1256 of the Code. These Section 1256 positions generally include listed options on debt securities, options on broad-based stock indexes, options on securities indexes, options on futures contracts, regulated futures contracts, and certain foreign currency contracts and options thereon.

Absent a tax election to the contrary, each Section 1256 position held by a Fund will be marked-to-market (i.e., treated as if it were sold for fair market value) on the last business day of the Fund's fiscal year, and all gain or loss associated with fiscal year transactions and mark-to-market positions at fiscal year end (except certain foreign currency gain or loss covered by Section 988 of the Code) will generally be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. The effect of Section 1256 mark-to-market rules may be to accelerate income or to convert what otherwise would have been long-term capital gains into short-term capital gains or short-term capital losses into long-term capital losses within a Fund. The acceleration of income on Section 1256 positions may require a Fund to accrue taxable income without the corresponding receipt of cash. In order to generate cash to satisfy the distribution requirements of the Code, a Fund may be required to dispose of portfolio securities that it otherwise would have continued to hold or to use cash flows from other sources such as the sale of its shares. In these ways, any or all of these rules may affect the amount, character and timing of income distributed to you by a Fund.

When a Fund holds an option or other contract that substantially diminishes the Fund's risk of loss with respect to another position of the Fund (as might occur in some hedging transactions), this combination of positions could be treated as a straddle for tax purposes, resulting in possible deferral of losses, adjustments in the holding periods of Fund securities, and conversion of short-term capital losses into long-term capital losses. Certain tax elections exist for mixed straddles (i.e., straddles comprised of at least one Section 1256 position and at least one non-Section 1256 position) which may reduce or eliminate the operation of these straddle rules.

In order for each Fund to qualify as a regulated investment company, at least 90% of each Fund's annual gross income must consist of dividends, interest, and certain other types of qualifying income. Foreign exchange gains earned through a Fund's investment in stock or securities, as well as options or futures based on those stocks or securities, is considered qualifying income for purposes of this 90% limitation.

The Funds may be subject to foreign withholding taxes or other foreign taxes on income (including capital gains) on certain of its foreign investments, thus reducing the return on those investments. In any year in which a Fund qualifies, it may elect to allow certain shareholders to take a credit or a deduction for their shares of qualified foreign taxes paid by the Fund in their gross income total. Each shareholder would then include in his or her gross income (in addition to dividends actually received) his or her share of the amount of qualified foreign taxes paid by the Fund. If this election is made, the Fund will notify its shareholders annually as to their share of the amount of qualified foreign taxes paid and the foreign source income of the Fund.

                             PERFORMANCE INFORMATION

From time to time, each Fund may state its average annual and cumulative total returns in advertisements and sales literature. SUCH PERFORMANCE DOES NOT REPRESENT THE ACTUAL EXPERIENCE OF ANY PARTICULAR INVESTOR, AND IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

AVERAGE ANNUAL TOTAL RETURN.   Each Fund computes its average annual total
return according to the following formula prescribed by the SEC:

                                        n
                                  P(l+T) = ERV

      Where:

                  P     =     a hypothetical initial investment of $1,000
                  T     =     average annual total return
                  n     =     number of years
                  ERV   =     ending redeemable value of a hypothetical
                              $1,000 investment made at the beginning of the one-, five-, ten-year or shorter period shown

Average annual total return calculations reflect the deduction of a maximum front-end sales charge from the hypothetical initial $1,000 purchase, and the reinvestment of income dividends and capital gain distributions at net asset value. The calculations do not reflect the deduction for the Rule 12b-1 fee until such charge is actually assessed. Each Fund may also show average annual total return calculations.

CUMULATIVE TOTAL RETURN. Each Fund may also quote its cumulative total return in advertisements and sales literature. Each Fund computes cumulative total return in a manner similar to that used to average annual total return, except that it will not annualize the results. The SEC has not prescribed a standard formula for computing cumulative total return. The Funds calculate cumulative total return according to the following formula:

                                 C = (ERV/P) -1

      Where:

                  P     =     a hypothetical initial investment of $1,000
                  C     =     cumulative total return
                  ERV   =     ending redeemable value of a hypothetical
                              $1,000 investment made at the beginning of the one-, five-, ten-year or shorter period shown

Cumulative total return calculations also reflect the deduction of a maximum front-end sales charge from the hypothetical initial $1,000 purchase, and the reinvestment of income dividends and capital gain distributions at net asset value. The calculations do not reflect the deduction for the Rule 12b-1 fee until such charge is actually assessed.

OTHER PERFORMANCE QUOTATIONS. Each Fund may, from time to time, quote average annual and cumulative total returns using different assumptions about applicable sales charges.

VOLATILITY. Occasionally, a Fund may include in advertisements and sales literature statistics that show the volatility or risk of an investment in the Fund, as compared to a market index. One measure of volatility is beta. Beta is the volatility of a Fund relative to the total market, as represented by an index considered representative of the types of securities in which the Fund invests. A beta of more than 1.00 indicates volatility greater than the market and a beta of less than 1.00 indicates volatility less than the market. Another measure of volatility or risk is standard deviation. Standard deviation measures the variability of net asset value or total return of a Fund around an average over a specified period of time. The greater the standard deviation, the greater the assumed risk in achieving performance.

PERFORMANCE COMPARISONS. To help you better evaluate how an investment in a Fund may satisfy your investment objectives, advertisements and sales materials about a Fund may discuss certain measures of performance as reported by various financial publications. These materials also may compare a Fund's performance to that of other investments, indices, and averages. See the Appendix for examples of the types of performance comparisons that a Fund may make.


                             PERFORMANCE COMPARISONS

      Each Fund may compare its performance to the various averages, indices, and investments listed below. In addition, advertisements and sales literature for each Fund may discuss certain performance information set out in the various financial publications listed below.

1. Dow Jones Composite Average or its component averages - an unmanaged index composed of 30 blue-chip industrial corporation stocks (Dow Jones Industrial Average), 15 utilities company stocks (Dow Jones Utilities Average), and 20 transportation company stocks. Comparisons of performance assume reinvestment of dividends.

2. Standard & Poor's 500 Stock Index or its component indices - an unmanaged index composed of 400 industrial stocks, 40 financial stocks, 40 utilities stocks, and 20 transportation stocks. Comparisons of performance assume reinvestment of dividends.

3. The New York Stock Exchange composite or component indices - an unmanaged index of all industrial, utilities, transportation, and finance stocks listed on the New York Stock Exchange.

4. Wilshire 5000 Equity Index - represents the return on the market value of all common equity securities for which daily pricing is available. Comparisons of performance assume reinvestment of dividends.

5. Lipper - Mutual Fund Performance Analysis and Lipper - Fixed Income Fund Performance Analysis - measure of total return and average current yield for the mutual fund industry and ranks individual mutual fund performance over specified time periods, assuming reinvestment of all distributions, exclusive of any applicable sales charges.

6. CDA Mutual Fund Report, published by CDA Investment Technologies, Inc. - analyzes price, current yield, risk, total return, and average rate of return (average annual compounded growth rate) over specified time periods for the mutual fund industry.

7. Mutual Fund Source Book, published by Morningstar, Inc. - analyzes price, yield, risk, and total return for equity Fund.

8. Value Line Index - an unmanaged index which follows the stock of approximately 1,700 companies.

9. Consumer Price Index (or Cost of Living Index), published by the U.S. Bureau of Labor Statistics a statistical measure of change, over time, in the price of goods and services in major expenditure groups.

10. Historical data supplied by the research departments of First Boston Corporation, the J.P. Morgan companies, Salomon Brothers, Merrill Lynch, Lehman Brothers and Bloomberg L.P.

11. Financial publications: The Wall Street Journal, Business Week, Changing Times, Financial World, Forbes, Fortune, and Money magazines provide performance statistics over specified time periods.

12. Russell 3000 Index - composed of 3,000 large U.S. companies by market capitalization, representing approximately 98% of the U.S. equity market. The average market capitalization (as of May 1995) is $1.74 billion.

13. Russell 2000 Small Stock Index - consists of the smallest 2,000 companies in the Russell 3000 Index, representing approximately 11% of the Russell 3000 total market capitalization. The average market capitalization (as of May 1995) is $288 million.

14. Stocks, Bonds, Bills, and Inflation, published by Lbbotson Associates - historical measure of yield, price, and total return for common and small company stock, long-term government bonds, Treasury bills, and inflation.

15. Morningstar - information published by Morningstar, Inc., including Morningstar proprietary mutual fund ratings. The ratings reflect Morningstar's assessment of the historical risk adjusted performance of a fund over specified time periods relative to other funds within its class.

      Advertisements also may compare a Fund's performance to the return on certificate of deposits ("CDs") or other investments. You should be aware, however, that an investment in a Fund involves the risk of fluctuation of principal value, a risk generally not present in an investment in a CD issued by a bank. For example, as the general level of interest rates rise, the value of a Fund's fixed-income investments, if any, as well as the value of its shares that are based upon the value of such portfolio investments, can be expected to decrease. Conversely, when interest rates decrease, the value of a Fund's shares can be expected to increase. CDs are frequently insured by an agency of the U.S. Government. An investment in a Fund is not insured by any federal, state or private entity.


                              FINANCIAL STATEMENTS

Financial Highlights, Statements and Report of Independent Accountants. You can receive free copies of reports, request other information and discuss your questions about Monument Washington Regional Growth Fund and Monument Washington Regional Aggressive Growth Fund (together, the "Funds") by contacting the Funds directly at:

           The Monument Series Fund, Inc.
           c/o Fund Services, Inc.
           1500 Forest Avenue, Suite 111
           Richmond, Virginia 23229
           TELEPHONE:1-800-420-9950